Exhibit 4.4

September 2, 2009

China Security & Surveillance Technology, Inc.
13/F, Shenzhen Special Zone Press Tower
Shennan Road
Futian, Shenzhen
People's Republic of China
Fax: (86) 755-83510815
Attention: Mr. Tu Guo Shen

Re:

Waiver, Consent and Agreement

Dear Sir:

Reference is made to (1) the Second Amended and Restated Investor Rights Agreement dated as of September 2, 2009 (as it may be amended, supplemented or otherwise modified from time to time hereafter, the "Investor Rights Agreement"), by and among China Security & Surveillance Technology, Inc. (the "Company"), Citadel Equity Fund Ltd. ("Citadel") and the other parties named therein, (2) the Indenture, dated as of September 2, 2009, by and among the Company, The Bank of New York Mellon (the "Trustee"), and the other parties named therein (as it may be amended, supplemented or otherwise modified from time to time hereafter, the "Tranche A Indenture'"), in respect of the Company’s Tranche A Zero Coupon Guaranteed Senior Unsecured Convertible Notes issued by the Company as of even date therewith in the aggregate principal amount of US$50,000,000 (the "Tranche A Notes"), (3) the Indenture dated as of September 2, 2009, by and among the Company, the Trustee, and the other parties named therein (as it may be amended, supplemented or otherwise modified from time to time hereafter, the "Tranche B Indenture," and together with the Tranche A Indenture, the "Indentures") in respect of the Company’s Tranche B Zero Coupon Guaranteed Senior Unsecured Notes issued by the Company as of even date therewith in the aggregate principal amount of $84,000,000 (the "Tranche B Notes," and together with the Tranche A Notes, the "Notes"), and (4) the Note Purchase Agreement dated as of August 18, 2009, by and among the Company, Citadel, and the other parties named therein (as it may be amended, supplemented or otherwise modified from time to time hereafter, the "Note Purchase Agreement," and together with the Investor Rights Agreement, the Indentures and the Notes, the "Transaction Documents").

Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given them in the Indentures, as the context may require.

1.

Waiver for Strategic Transaction:

a.

Permission to Engage in a Strategic Transaction. The undersigned being the sole Beneficial Owner of the Notes as of the date of this letter, hereby agrees for itself and its successors and assigns, that notwithstanding anything to the contrary contained in the Transaction Documents, subject to the terms hereof, the Company and its Subsidiaries are hereby expressly permitted (without the need to obtain further consent or other approval from the holder or Beneficial Owner of the Notes) to engage in a single Strategic Transaction (as defined below). Furthermore, subject to the terms hereof, without limiting the generality of the foregoing, the entry by the Company or any Subsidiary of the Company into agreements or other commitments relating to such Strategic Transaction, the consummation of such Strategic Transaction by the Company or any Subsidiary and/or the performance by the Company or any Subsidiary of their respective obligations under such agreements or other commitments (including agreements relating to the governance and operations of the Strategic Transaction) shall (1) not result in a default or an Event of Default, (2) not result in the Company being obligated to make an Asset Sale Offer, Change of Control Offer or Termination Trading Offer, and (3) not be deemed to result in the breach of any covenant or any other provision contained in any Transaction Document.

b.

Definition of Strategic Transaction. "Strategic Transaction" shall mean a Transaction with a Strategic Partner or Strategic Partners, where:

(i)

a "Transaction" for this purpose is (A) any transaction as part of which the Company or any of its Subsidiaries contributes equity interests in any other Subsidiary of the Company (the "Contributed Subsidiary") to the Strategic Partner (as defined below) or to any Person (the "Joint Venture Entity") that is owned in whole or in part by the Strategic Partner and in exchange for such contribution, the Company or such Subsidiary (other than the Contributed Subsidiary) receives (x) equity interests in such Joint Venture Entity which amounts to no less than forty five percent (45%) of the outstanding aggregate equity interests of such Joint Venture Entity immediately after such Strategic Transaction and (y) cash consideration, or (B) any series of related transactions described in the preceding clause (A), provided that such transactions are with the same Strategic Partner or Strategic Partners and are of the same business purpose, and in the case of each of (A) and (B) the board of directors of the Company, including at least a majority of the independent directors of the Company, has approved the transaction.

(ii)

"Strategic Partner" means a third party that is not an Affiliate of the Company and that has a market capitalization that is at least equal to that of the Company and that is engaged in a Related Business.

Notwithstanding the foregoing, a Transaction will not be deemed to be a Strategic Transaction unless at least twenty five percent (25%) of the proceeds raised by the Company or any of its Subsidiaries in such Transaction are used to repay any outstanding principal amount of the Notes within fifteen (15) business days following the receipt thereof.

c.

Cessation of Obligations of Certain Guarantors. In the Strategic Transaction, if and to the extent that the Contributed Subsidiary is a Guarantor, such Contributed Subsidiary’s obligations as a Guarantor, along with any other obligations that such Contributed Subsidiary may have under the Transaction Documents, shall automatically cease and be of no further force or effect; provided that, any Subsidiary of the Company that owns any direct interest in the Joint Venture Entity, if not already a Guarantor, shall become a Guarantor and shall become obligated as a Guarantor to the same extent as the Contributed Subsidiary was obligated as a Guarantor under the Transaction Documents.

d.

Further Assurances. If in connection with a Strategic Transaction any further action is necessary or desirable to carry out the purposes and intent of the agreement and waiver set forth above, each of the undersigned parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party may request.

3.

Miscellaneous. The waiver specified herein shall not extend to any transaction or transactions, other than the Strategic Transaction, that results in a breach by the Company of its obligations under the Transaction Documents. This letter shall be governed by, and construed in accordance with, the laws of the State of New York. If any term, provision, covenant or restriction of this letter is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms and provisions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, in each case to the extent permitted by applicable law. This letter may be signed in one or more counterparts, each of which shall be deemed and original and all of which, taken together, shall constitute one and the same agreement. Any signature delivered by a party via telecopier shall be deemed to be an original signature hereto.

[Signature page(s) follows]

Very truly yours,

CITADEL EQUITY FUND LTD.

By:  Citadel Advisors LLC, its
        Portfolio Manager

By: /s/ Andrew Fong
       Name: Andrew Fong
       Title: Authorized Signatory

ACKNOWLEDGED AND AGREED TO BY:

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

By: /s/ Tu Guo Shen
       Name: Tu Guo Shen
       Title: Chief Executive Officer